EXHIBIT 99

                                                    Laurie Scarborough
                                                    Investor Relations
                                                          502/580-1037
                                                          June 7, 1996

    HUMANA LOWERS SECOND QUARTER EARNINGS EXPECTATIONS

     Louisville, KY -- Humana Inc. (NYSE: HUM) today indicated that earnings from operations for the three months ending June 30 are estimated to range from between $.18 and $.22 per share, compared to $.28 per share for the same period last year. Analysts' expectations for the quarter average $.33 per share.

     According to information currently available for April and a preliminary analysis of May, the estimated shortfall in earnings is due to unusually high utilization of medical services in most of Humana's markets for both its commercial and Medicare risk products.

     In addition to these utilization issues, the company continues to experience substantial losses in its Washington, D.C. market and in certain new markets. As a result of these losses, management is evaluating strategic alternatives including but not limited to restructuring, divesting or closing these markets. The financial effects of these possible actions are not reflected in the above-mentioned range of estimated earnings.

     Headquartered in Louisville, Kentucky, Humana provides managed health care services to 3.7 million medical members through the operation of health maintenance organizations and preferred provider organizations nationwide.

     This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1995. There can be no assurance that the above-mentioned range of estimated earnings will be achieved.